LEASE


In Santiago de Chile, on September 1, 1998, between DON LINDOR LTDA., Tax List Only number seventy-eight million five hundred forty-five thousand seven hundred seventy-six represented by Mr. Melinton Campillay Rojas, National I.D. number five million eight hundred fifty-three thousand three hundred forty-nine-1, both with domicile at number 5100 Camino Lo Ruiz, Municipality of Renca Santiago, hereinafter called the "Lessor," and TEPUAL S.A., Tax List Only number eighty-nine million one hundred fifteen thousand four hundred-3, represented by Ms. Marta Troncoso Schneider, National I.D. number six million fifty thousand nine hundred thirty-eight-7, both domiciled at number 159, General Ekdhal Street, municipality of Recoleta Santiago, hereinafter called the "Lessee," the parties came to agreement on the following rental contract.

FIRST: DON LINDOR LTDA. is a company which renders services for rentals and storage, and in this capacity gave in rental the warehouses numbers five and six of the establishment located at number 5100, Camino Lo Ruiz, municipality of Renca Santiago, both equivalent to two thousand two hundred meters.

SECOND: The Lessee states that the goods which she is storing are her own property, and that they are not affected by any embargo, encumbrance, litigation, resolutory condition resolution or limitation whatsoever. Each entry of goods belonging to the lessee shall be documented with the corresponding Receipt Waybills. At the same time, the removal or restitutions of species shall be documented with the corresponding Shipping Waybills.

THIRD: For the item of monthly rental, the Lessor shall receive the amount of UF240,231 (Two hundred forty thousand, two hundred thirty-one Development Units
(UF) plus the Tax for Value Added (IVA), which shall be paid in advance, amount for which the corresponding invoice shall be issued. In the event that the Lessor should be found in arrears in the payment of one or more of the rentals, the Lessee is empowered to withhold any or part of the goods with the purpose of making full payment of the debt with the product of their sale. The amounts owed shall be returned at maximum conventional interest, counting from the arrears,

FOURTH: The Lessor shall also grant services for loading and unloading of 40-foot containers which shall have a value of $22,000.- Outside of normal working hours in the installations, the Lessor shall charge additionally $8,000 plus IVA for each hour needed in carrying out the work indicated, plus $700 per ton for loading or unloading.


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FIFTH: This lease shall have an indefinite period of duration, but in any case, the Lessee would be able to terminate it in writing with advance notice of at least 30 days. For his part, the lessor can terminate the contract with advance notice of 30 days, through certified mail addressed to the domicile of the lessee

SIXTH: The following shall be the conditions for the lease:

a) The entry and exit of merchandise must be made within the time frame which DON LINDOR LTDA. has in effect for such purpose. This is from Monday to Friday, 0900 hours A.M. to 1830 hours P.M.

b) Partial or complete removals shall require the full payment of the rents owed by the lessee to the lessor, including the reimbursement of any additional expense which the latter may have incurred for proper preservation of the goods stored.

c) After removal of the goods from the warehouse by the lessee, he cannot claim any deterioration, reduction of size, loss or, in general, damages and losses regarding the quantity or quality of said goods that the lessee may have claimed in writing in the corresponding Shipping Waybill, it otherwise being understood that they were received in perfect condition.

d) Any withdrawal of the species stored shall be for the exclusive responsibility of the lessee. In any case, the removal of parts, items of species, liquids, etc., contained in boxes, cases, buckets, trunks, wrappings, packages, drums, jars, etc. is prohibited. In each case the removal of the complete unit must be made.

e)       The lessor has insurance exclusively for his installations.

         The lessee must ensure the species against natural or accidental catastrophes, this without any obligation or responsibility whatsoever for the lessor, unless otherwise instructed in writing from the lessee so specifying, with copy of the respective policy, and the existence of insurance covering the merchandise, the lessee gives the lessor the right to contract to contract for his (the lessor's) own charge, the payment of which shall be charged to the lessee. For purposes of contracting of insurance, the evaluation of the merchandise shall be made according to what the corresponding Delivery Waybill and or Shipping Waybill and/or a statement of values may indicate. Additionally, the evaluation which the lessor may make according to his criteria, and which can be adjusted according to market conditions shall be accepted by the lessee.

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f)       Weapons, explosives, flammable substances, acids, perishables, or any other objects which can decompose or contaminate, cause damages to the warehouse or to other objects deposited shall not be admitted. In the event that the species, due to their own shortcomings or for any other reason cause damage to the warehouse or other objects stored, these must be removed by the lessor within three work days counted from the communication from the lessee, and if within this period the former has not made the removal, it is understood that the lessor has abandoned the merchandise, with the lessor empowered to sell it in the form and under the conditions which are stipulated, without the corresponding publication or notice being required.

g) Those persons who may, at the expense of the lessor, remove goods from the warehouse must present a letter of authorization for so doing. In any case, the persons who sign the Receipt or Shipping Waybills for the lessee shall be understood to represent them validly and that their signatures registered in the warehouse of the lessor also are binding upon the lessee.

SEVENTH: Any difficulty which the parties should encounter because of this contract, especially in such matters as concern its interpretation, term, validity, performance or non-performance, or any other matter, shall be resolved by an arbitrator against whose resolutions there shall be no recourse whatsoever other than appeal. For these purposes, the parties appoint Mr. Sergio Vivanco A. and if he cannot or does not wish to carry out the task, Mr. _____________ shall be named. If neither of the above named arbiters will accept their appointment, Ordinary Law must do so, making the appointment of a titled professor from the Faculty of Civil or Business Law of the Pontifical Catholic University of Chile or the University of Chile. The arbiter named by the Ordinary Court shall be arbitrator regarding the procedure and in law regarding the decision.

EIGHTH: This contract for all effects shall have a duration of one (1) year from date of its signing, renewable upon agreement of the parties. if this latter does not occur, it shall be understood as renewed for a new period.

NINTH: this contract is signed in two originals, one for each party. For all purposes of this contract, the parties set their domicile in the city of Santiago, and submit to the jurisdiction of its courts.

(Signature illegible)                  (Signature illegible):
DON LINDOR LTDA.                       TEPUAL, S.A.
Don Melinton Campillay Rojas           Ms. Marta Troncoso Schneider
5,853,349-1                            89,115,400-3

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